                                                                      EXHIBIT 99


NEWS                                                        LIBBEY INC.
BULLETIN                                                    300 MADISON AVE.
                                                            P.O. BOX 10060
                                                            TOLEDO, OH 43699

FROM:
[FRB LOGO]
--------------------------------------------------------------------------------

FOR FURTHER INFORMATION:

AT THE COMPANY:               AT THE FINANCIAL RELATIONS BOARD:
Kennth Wilkes                 Jenifer Estabrook        Suzy Lynde
VP/CFO & Treasurer            General Inquiries        Analyst Inquiries
(419)325-2490                 (312)640-6787            (312)640-6772


FOR IMMEDIATE RELEASE
THURSDAY, APRIL 30, 1998

                   LIBBEY INC. ANNOUNCES SHARE REPURCHASE PLAN

          BOARD OF DIRECTORS APPROVES PURCHASE OF UP TO 875,000 SHARES

TOLEDO, OHIO, APRIL 30, 1998-- LIBBEY INC. (NYSE: LBY) announced that its Board of Directors authorized the company to buy back as many as 875,000 shares of the company's common stock, or approximately five percent of shares currently outstanding, in open market and negotiated purchases. As of April 29, 1998, Libbey had 17,598,931 shares outstanding. Libbey said the timing of any share repurchases will depend on market conditions and repurchases will be in amounts as deemed advisable.

DESIGNED TO INCREASE SHAREHOLDER VALUE

John F. Meier, chairman and chief executive officer, commenting on the repurchase plan, said, "It is appropriate and prudent to have this well-accepted tool available to increase shareholder value. Our time horizon is long term, and we have adequate financial flexibility given our strong cash flows and debt repayment track record."

Certain of the above information may be forward-looking and as such, only reflects the company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. For a discussion of factors that may affect actual results, investors should refer to the company's Securities and Exchange Commission reports, including but not limited to, Exhibit 99 to the Annual Report on Form 10-K for the year 1997.

                                     -MORE-

LIBBEY INC.
ADD-1-
Libbey Inc.:

   -   is the largest producer of glass tableware in North America; is a leading
   -   producer of tabletop products for the foodservice industry;
   -   exports to more than 100 countries; and,
   - provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, Ohio and Ontario, Canada. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for the foodservice industry in the United States. Through its World Tableware subsidiary, the company imports and sells a full line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items, principally for the foodservice industry in the United States. In 1997, its net sales totaled $412 million.



     FOR FURTHER INFORMATION REGARDING LIBBEY INC., FREE OF CHARGE VIA FAX,
                DIAL 1-800-PRO-INFO AND USE TICKER SYMBOL "LBY."